Exhibit 10.11

Jerusalem, 25.3.01
Approval: 26577
Group 17
Ministry of Trade and Industry
To: Yozmot Technological incubator
Granot Industries, Hadera
Granot (Hefer) 38100

Letter of Acceptance as an Incubator project

1.
We wish to inform you that the committee for technological projects has discussed your request from 08/11/00 to approve the annual program for research and development, and decided on 28/12/00 to approve the plan.

a.	Subject of the Plan: A device for delivery of aerosol medication
b.	Approved executor of the plan: Yozmot Technological incubator Granot Initiative center for research and development No. 580204568
c.	Expenses of the Research and development approved to carry out the approved will be up to an amount of 718300 Shekels (in words seven hundred and eighteen thousand three hundred shekels.
d.	85% of research and development expenses approved is the amount of 610,555 Shekels (hereinafter "the Grant")
2.
The approval depends on the adherence to the regulations as determined by the office of the Chief Scientist and the Director for Industrial Research and Development in the matter of technological projects for Incubators and subject to the following:

a.	The approved plan will be carried out as detailed in your request within a period of 12 months from 01/04/01 to 31/03/02 (hereinafter "the term")
b.
(1)           You are obliged to notify the offices of the chief Scientist of any changes of 25% or more in the company shares and / or one of the following means of control: (a) voting rights at general meetings of the company; (b) rights to appoint managers in the company; (c) rights to participate in profits of the company.

(2) Transfer of any percentage of the controls as defined in section 2b(1) to a foreign citizen or foreign company requires the prior approval of the research committee.
c.	Additional terms: Terms for continuing to the second year: presentation of the project to potential investors and reporting on their feedback.

/s/ Gideon Geva	/s/ Carmel Varnea
Name: Gideon Geva	Name: Carmel Varnea
Title: Comptroller	Title: Chief Scientist

Commitment Document and notice of commencement of approved R&D plan at the Technology innovation center

Subject: Delivery of Aerosol Medication
File No: 29174
Bank Account: 880044 Bank:12 Poalim Branch: 620
Ref: Approval notice 257/07/2002

We The Yozmot Granot Technological Incubator
(hereinafter Yozmot) declare and agree as follows:

1.	On 01/09/2002 the approved R&D plan concerning the above was begun (hereinafter "the plan") according to the approval referenced document (hereinafter "the approval")
The program will be carried out by Israel Amirav (hereinafter "the innovator")

2.	We are aware that the grant approved in the approval will be paid in accordance with the terms of the approval and the following conditions:
a.
The agreement for carrying out the R&D project as an incubator project signed by us with the State of Israel on 01/06/2002 will be fully legally upheld in accordance with the terms and is an integral part of this commitment.

b.
The attached budget framework, in all its terms details and inclusions is binding. Additional expenses that are beyond this framework will not be recognized, unless approved by the Manager for Industrial Research (hereinafter "the center").

c.	The program will be carried out at the Innovation center by a group of researchers to be organized and registered as a company, within one year of date of commencement.(hereinafter "the developer").
d.	At least 50% of those employed by the Innovation center while carrying out the project must be new immigrants.
e.	The researchers of the Developer who are not part of the project will be guaranteed at least 10% of ownership rights in the company to be set up by the Developer as described in section 2c.
f.	Innovation center will receive a grant to carry out the program and shall keep the funds in a separate account in trust as defined by the Trust law of 1979.
g.
Innovation center will sign the agreement with the innovator, defining the relationship between them, and the rights and obligations of each party to carry out the project and commercialize the results. This agreement shall include a clause that the State of Israel is a third party to the agreement, meaning the Law of Contracts.

h.
Innovation center will be entitled to an advance payment for the project which shall not exceed 25% of the approved grant, provided that actual work on the project has begun, or to be paid in accordance with a financial report.

i.
Any further payment will be made as against a detailed financial report as required by the Center and approved as being accurate by an authorized representative of the Innovation center. The payment will be made after the report has been verified by the Center. A financial report will be submitted to the Center at least once every three months.

j.	A detailed technical report will be submitted to the Center at least once every 6 months.
k.	The advance payment will be subtracted from the payments owing for the financial reports, except for 17% that shall remain as an ongoing advance.
l.	All payments for the grant will be advance payments only, that until the final report is received and approved, as detailed in section m.
m.
The final Financial report approved by the relevant authority at the Innovation center and the final Technical report of the project (hereinafter "the final reports") will be submitted not later than three months before the end of the program. The final reports will be checked and approved by professional examiners of the Center.

n.
The accounting books of the Innovation center and of the Developer shall be available for investigation by the Center for five years from the beginning of the program, or four years from submitting the final financial report, whichever later.

o.	The Center will have the right to subtract from the grant any amount owing the Innovation center, by the innovator and/or the developer.
p.
The project will not be terminated unless in writing by the Center. If the project is terminated without approval, the center will have the right to demand a return of the grant in addition indexation differentials and interest as allowed by law.

q.	The Center is entitled to demand additional technical reports during the carrying out of the project.
r.	An expense will not be approved unless paid for, with the exception of appendage expenses as approved.
s.	The Center is entitled to demand indexation differentials and interest as allowed by law on any amount owing by the Innovation center, the innovator or the developer.
t.	Separate and special accounting books for the purpose of the project will be direct, primary, and all to be documented.
u.
The State shall receive royalties on sales of the product or from the technology developed during the project, or from the sale of any rights up to the amount of the grant paid in real terms, and according to the rules of the steering committee of the technological innovation centers (hereinafter "the steering committee").

v.	We will ensure that:
1.	The manufacture of the product developed as a result of the R&D of the project will be carried out only in Israel, unless decided otherwise by the steering committee.
2.	The knowhow arising from the R&D of the program and or the rights therein will not be transferred to another body whether directly or indirectly unless decided otherwise by the steering committee.
w.	1.	The decrees of the R&D Law will apply to the granting of grants, with changes requiring an approval in writing and this letter of commitment as per the rules a s laid out by the steering committee.
2.	As stated in w. 1 above, the terms of this letter of commitment do not detract from the decrees of any law regarding the giving of this grant.

	Avram Afori	Manager
Signature of Yozmot Center	Name	Job Title	Stamp